Exhibit 99.1

Selected Financial Data set forth in this Exhibit 99.1 has been revised from the Selected Financial Data included in Item 6 to Humana’s Annual Report on Form 10-K for the year ended December 31, 2005 to reflect the retrospective application of Humana’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, or SFAS 123. Revisions are highlighted in blue.

SELECTED FINANCIAL DATA WITH RETROSPECTIVE APPLICATION OF SFAS 123R

	2005 (a)	2004 (b)	2003(c)	2002 (d)(e)	2001 (e)
Summary of Operations:	(in thousands, except per common share results and ratios)
Revenues:
Premiums	$14,001,591	$12,689,432	$11,825,283	$10,930,397	$9,938,961
Administrative services fees	259,437	272,796	271,676	244,396	137,090
Investment and other income	157,099	142,097	129,352	86,388	118,835
Total revenues	14,418,127	13,104,325	12,226,311	11,261,181	10,194,886
Operating expenses:
Medical	11,651,470	10,669,647	9,879,421	9,138,196	8,279,844
Selling, general and administrative	2,195,604	1,894,336	1,866,531	1,781,457	1,551,257
Depreciation and amortization	128,858	117,792	126,779	120,730	161,531
Total operating expenses	13,975,932	12,681,775	11,872,731	11,040,383	9,992,632
Income from operations	442,195	422,550	353,580	220,798	202,254
Interest expense	39,315	23,172	17,367	17,252	25,302
Income before income taxes	402,880	399,378	336,213	203,546	176,952
Provision for income taxes	106,150	129,431	112,474	64,694	63,525
Net income	$296,730	$269,947	$223,739	$138,852	$113,427
Basic earnings per common share	$1.83	$1.68	$1.41	$0.85	$0.69
Diluted earnings per common share	$1.79	$1.66	$1.38	$0.83	$0.68
Financial Position:
Cash and investments	$3,477,955	$3,074,189	$2,927,213	$2,415,914	$2,327,139
Total assets	6,869,614	5,657,617	5,379,814	4,977,029	4,715,445
Medical and other expenses payable	1,909,682	1,422,010	1,272,156	1,142,131	1,086,386
Debt	815,044	636,696	642,638	604,913	578,489
Stockholders’ equity	2,508,874	2,124,248	1,868,972	1,641,115	1,541,701
Key Financial Indicators:
Medical expense ratio	83.2%	84.1%	83.5%	83.6%	83.3%
SG&A expense ratio	15.4%	14.6%	15.4%	15.9%	15.4%

	2005 (a)	2004 (b)	2003	2002	2001
Medical Membership by Segment:
Government:
Medicare Advantage	557,800	377,200	328,600	344,100	393,900
Medicaid	457,900	478,600	468,900	506,000	490,800
TRICARE	1,750,900	1,789,400	1,849,700	1,755,800	1,714,600
TRICARE ASO	1,138,200	1,082,400	1,057,200	1,048,700	942,700
Total Government	3,904,800	3,727,600	3,704,400	3,654,600	3,542,000
Commercial:
Fully insured	1,999,800	2,286,500	2,352,800	2,340,300	2,301,300
Administrative services only	1,171,000	1,018,600	712,400	652,200	592,500
Total Commercial	3,170,800	3,305,100	3,065,200	2,992,500	2,893,800
Total Medical Membership	7,075,600	7,032,700	6,769,600	6,647,100	6,435,800
Commercial Specialty Membership:
Dental	1,456,500	1,246,700	1,147,400	1,094,600	1,123,300
Other	445,600	461,500	520,700	545,400	571,300
Total specialty membership	1,902,100	1,708,200	1,668,100	1,640,000	1,694,600

(a)          Includes the acquired operations of CarePlus Health Plans of Florida from February 16, 2005, and the acquired operations of Corphealth, Inc. from December 20, 2005. Also includes expenses of $71.9 million ($44.8 million after tax, or $0.27 per diluted common share) for a class action litigation settlement, as well as expenses of $27.0 million ($16.9 million after tax, or $0.10 per diluted common share) related to Hurricane Katrina. These expenses were partially offset by the realization of a tax gain contingency of $22.8 million, or $0.14 per diluted common share.

(b)         Includes the acquired operations of Ochsner Health Plan from April 1, 2004.

(c)          Includes expenses of $30.8 million pretax ($18.8 million after tax, or $0.12 per diluted common share) for the writedown of building and equipment and software abandonment expenses. These expenses were partially offset by a gain of $15.2 million pretax ($10.1 million after tax, or $0.06 per diluted common share) for the sale of a venture capital investment. The net impact of these items reduced pretax income by $15.6 million ($8.7 million after tax, or $0.05 per diluted common share).

(d)         Includes expenses of $85.6 million pretax ($58.2 million after tax, or $0.35 per diluted common share) for severance and facility costs related to reducing our administrative cost structure with the elimination of three customer service centers and an enterprise-wide workforce reduction, reserves for liabilities related to a previous acquisition and the impairment in the fair value of certain private debt and equity investments.

(e)          We ceased amortizing goodwill upon adopting Statement of Financial Accounting Standards (SFAS) No. 142, or SFAS 142, on January 1, 2002. Assuming the non-amortization provisions of SFAS 142 were in effect as of January 1, 2001, diluted earnings per common share would have increased $0.31 in 2001.